Exhibit 10.1

AMENDMENT NO. 1

to the

Asset Purchase Agreement

by and between Medarex, Inc. and Valentis, Inc.

THIS AMENDMENT No. 1 TO THE ASSET PURCHASE AGREEMENT (“Amendment No. 1”) is made and entered into as of January 26, 2007 (“First Amendment Effective Date”), by and between Medarex, Inc. (“Medarex” or “Buyer” and Valentis, Inc. (“Valentis” or “Seller”), each a Party and, collectively “Parties.”

Capitalized terms used in this Amendment No. 1 that are not otherwise defined herein shall have the meanings set forth in the Collaboration Agreement, with an original Effective Date of January 15, 2007, and as amended.

WHEREAS, Medarex and Valentis are Parties to an Asset Purchase Agreement concerning the Del-1 mAb Program, that contains an original Effective Date of January 15, 2007 and an original Closing Date of January 19, 2007; and

WHEREAS, each of Medarex and Valentis, pursuant to the Amendment No. 1, wishes to change the Effective Date and the Closing Date of the Asset Purchase Agreement, as well as make one other change to the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Asset Purchase Agreement as follows:

1.             Any and all date references that correspond to the defined term, the Effective Date shall be deleted and the following date shall be substituted for the original Effective Date in each and every instance the Effective Date appears in the Asset Purchase Agreement:  January 26, 2007.

2.             Any and all date references that correspond to the defined term, the Closing Date shall be deleted and the following date shall be substituted for the original Closing Date in each and every instance the Closing Date appears in the Asset Purchase Agreement:  January 26, 2007.

3.             At the end of the first paragraph/the preamble of the Asset Purchase Agreement, the period shall be deleted and the following shall be added to define the term “Party/Parties”:

“each a Party, and, collectively Parties.”

4.             This Amendment No. 1 amends the terms of the Asset Purchase Agreement as expressly provided above.  The Asset Purchase Agreement, as amended and including all of its other terms and conditions that are not amended, remains in full force and effect.  This Amendment No. 1 is deemed integrated into and part of the Asset Purchase Agreement, and is governed by all other applicable provisions of the Asset Purchase Agreement.

5.             The Parties agree that this Amendment No. 1 may be executed in counterparts and by facsimile.

6.             This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Amendment No. 1 to the substantive law of another jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their duly authorized representatives as of the First Amendment Effective Date.

Medarex, Inc.		Valentis, Inc.

By:	/s/ Ron Pepin	By:	/s/ Benjamin F. McGraw, III

Name:	Ron Pepin, Ph. D.	Name:	Benjamin F. McGraw, III, Pharm. D.

Title:	Senior Vice President, Business Development	Title:	President and Chief Executive Officer

ASSET PURCHASE AGREEMENT

BETWEEN

VALENTIS, INC.

AND

MEDAREX

EFFECTIVE DATE – JANUARY 15, 2007

LIST OF EXHIBITS

i

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 15, 2007 (the “Effective Date”), between VALENTIS, INC., a Delaware corporation, (acting on behalf of itself and as agent for its Affiliates) (“Valentis” or “Seller”), and MEDAREX, Inc. a New Jersey corporation (“Medarex” or “Buyer”).

WHEREAS, Valentis desires to sell the Acquired Assets, on the terms and conditions set forth in this Agreement; and

WHEREAS, Medarex wishes to purchase, on the terms and conditions set forth in this Agreement, the Acquired Assets excluding all Liabilities, past, present or future related to the Acquired Assets.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS

Section 1.01  Purchase; and Sale       On January 15, 2007 or such date as the Parties agree to in writing (“Closing Date”). Valentis shall, and shall cause its Affiliates, on the terms and subject to the conditions of this Agreement, to sell, assign, transfer, convey and deliver to Medarex, free and clear of all encumbrances, and Medarex shall purchase from Valentis and its Affiliates, all of the right, title and interest in, to and under the Acquired Assets, for a fully paid fee of: Two Hundred and Fifty Thousand Dollars ($250,000) U.S. (“Purchase Price”).  The purchase and sale of the Acquired Assets are referred to in this Agreement collectively as the “Acquisition”.

Section 1.02 Transfer of Assets

(a)           Medarex desires to purchase and Valentis desires to sell, transfer, assign, bargain, convey and deliver all right, title and interest to Medarex of certain intellectual property (including all Patents, patent applications and trade secrets)  contracts and license agreements, know-how, data, information and materials relating to the developmental endothelial locus-1 (“Del-1”) gene, Del-1 protein, and certain Del-1 antibodies (collectively “Del-1 MAb Program”) that are owned, in-licensed or otherwise controlled by Valentis solely as expressly set forth in this Agreement and as contained in the Exhibits to this Agreement (listed below) (collectively, the “Acquired Assets”):

(i)            the intellectual property (including the Patents) set forth in Exhibit A and any divisions, continuations, continuations-in-part, reexaminations, reissues, substitutions, renewals, restorations, additions or registrations thereof, as well as any non-U.S. counterparts thereof and extensions and supplementary protection certificates based thereon;

(ii)           Materials described in Exhibit C

(iii)          the license agreements set forth in Exhibit B (the “Contracts”);

(iv)          all the rights owned or controlled by Valentis related exclusively to the Acquired Assets; and

(v)           all information, materials, files, documents, instruments, papers, books and records (scientific or financial) of Valentis to the extent related to the Acquired Assets.

(b)           Delivery of Acquired Assets.  Valentis shall promptly execute and deliver to Medarex any and all assignments, endorsements and other documents necessary to effectuate the terms and conditions of this Agreement.  On the Closing Date, Valentis shall make available to Medarex possession of the Acquired Assets, provided however that the expense of retrieving, removing and transferring the Acquired Assets shall be born exclusively by Valentis.  Valentis’ assignment of the Contracts to Medarex expressly includes all rights therein, including without limitation, any right to receive or obligation to make payment for products licensed and services rendered after the Closing Date of this Agreement, and, after the Closing Date, to receive goods and services and to assert claims and to take other actions with respect to breaches and defaults thereunder (“Assigned Contracts”), provided, that this Agreement shall not constitute an assignment or attempted assignment or agreement to assign an Assigned Contract if an assignment or attempted assignment of an Assigned Contract without the consent of the other party or parties thereto would constitute a breach of the Assigned Contract.  If, after the Closing Date, there exist any uncompleted or ineffective Assigned Contracts to Medarex, Valentis, at its sole cost, will obtain, and Medarex will cooperate with Valentis to obtain, within thirty (30) business days after the Closing Date, any consents required for the assignment of any Assigned Contract to Medarex or any novations of the Assigned Contract to make Medarex a party directly (“Time to Obtain Consents”).  Medarex shall promptly provide notice to Valentis of any and all consents, novations or assignments that it has not received during the Time to Obtain Consents and Valentis shall promptly cooperate with Medarex to obtain any and all consents, novations or assignments not received.  If such consent or novation is not obtained within the Time to Obtain Consents or if an attempted assignment would be ineffective or impair Medarex’s rights under the applicable Assigned Contract, the parties may, in Medarex’s sole option (i) cooperate to insure that the benefits of the Assigned Contract will inure to Medarex (including the remittance by Valentis to Medarex of any revenues paid to Valentis which would be Medarex’s revenue if the Assigned Contracts have been assigned); and (2) cooperate to insure that Valentis performs and discharges all of Medarex’s obligations under the Assigned Contracts as a subcontractor or otherwise (“Workaround Due to Ineffective Assignment”).  If Medarex decides to opt against pursuing the Workaround Due to Ineffective Assignment and Medarex has provided timely notice to Valentis of any and all consents or assignments not received by Medarex during the Time to Obtain Consents, then this Agreement shall automatically become null and void,  Valentis shall immediately return to Medarex the Purchase Price in full, and each Party shall be relieved of any and all obligations to the other Party that are set forth in this Agreement, financial or otherwise, except the Survival of Covenants obligations.

(c)           Medarex acknowledges and agrees that it is not acquiring any rights, title or interest in, to or under, and the Acquired Assets shall not include, any of the following asset(s) (the “Excluded Assets”):

(i)            any and all cash and cash equivalents of Valentis or any of its Affiliates;

(ii)           any and all other manufacturing equipment and packaging assets owned or leased by Valentis or any of its Affiliates that relate to the Acquired Assets;

(iii)          any and all Valentis Names and any and all logos, variations or derivatives thereof except for the tradenames expressly included in Exhibit A as part of the Acquired Assets;

(iv)          any and all refunds or credits of Taxes not attributable to the Acquired Assets;

(v)           any and all Retained Information, except as expressly provided in Section 1.02 (b);

(vi)          any and all other intellectual property or intellectual property rights that (a) do not pertain to the Acquired Assets; and (2) are not part of the List of Patents in Exhibit A (collectively, “Excluded IP”);and

(vii)         any and all rights, claims and credits of Valentis or any of its Affiliates arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Valentis or any of its Affiliates relating to any Excluded Asset.

(d)           Medarex shall acquire the Acquired Assets free and clear of all Liens and Liabilities.

Section 1.03 No Assumed Liabilities, Medarex Assumed Obligations and Excluded Liabilities

(a)           Medarex agrees, effective as of the Closing Date, to assume those liabilities of Valentis expressly listed in this Section 1.03 (a) (collectively, the “Assumed Liabilities” and as defined in Section 7.02 of this Agreement):  No assumed Liabilities.

(i) Medarex shall assume, effective as of the Closing Date, and from and after the Closing Date, only those contracts, agreements, covenants and/or obligations that pertain to the Acquired Assets and that are listed in the Exhibits to this Agreement (“Medarex Assumed Obligations”). The foregoing shall not in anyway limit or be construed to limit Medarex’s indemnity obligations as set forth in Section 4.02(c)

(b)           Except as expressly set forth in Section 1.03 (a) above, Medarex shall not assume or become obligated in any way to pay any Liabilities, debts or obligations of Valentis whatsoever, including but not limited to any liabilities or obligations, including taxes and other charges, now or hereafter arising from Valentis’ business activities that took place prior to the Closing Date.  All Liabilities, debts and obligations of Valentis not expressly assumed by Medarex under this Agreement are “Excluded Liabilities”; Excluded Liabilities include, but are not limited to:

                    (i)   any Liens and encumbrances to which the Acquired Assets are subject, or would have been subject to,  prior to and/or on the Closing Date;

                    (ii)    any liability or obligation relating to Taxes of Valentis, including any interest or penalties related thereto;

                    (iv)    any warranty or performance liability claims relating to the Acquired Assets which arose prior to and/or on the Closing Date; and

                    (v)  any liability or obligation of the Valentis, absolute or contingent, known or unknown not expressly agreed to be assumed by Medarex pursuant to this Agreement.

Section 1.04  Closing; Closing Deliveries

(a)         The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date.

(b)           On the Closing Date, Valentis shall deliver or cause to be delivered to Medarex the following:

(i)            The Acquired Assets in such mutually agreeable format as reasonably requested; and

(ii)           Copies of all files and records relating to the Acquired Assets.

(c)           On the Closing Date, Medarex, subject to the terms and conditions of this Agreement, shall deliver to Valentis the following:

(i)            The full and complete Purchase Price, payable to Valentis by wire transfer of immediately available funds to a bank account designated in writing by Valentis.

(d)           If the Closing does not occur on the Closing Date, or such later date upon which Medarex and Valentis may agree to in writing, this Agreement shall terminate upon written notice of termination given by either Party that is not in default of its obligations hereunder, and thereupon this Agreement shall become null and void and no Party will have any further rights or obligations under this Agreement, except with respect to the Survival of Covenants obligations.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF VALENTIS

Valentis represents and warrants to Medarex as follows:

Section 2.01     Organization Valentis is duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 2.02  Authority; Execution and Delivery; Enforceability Valentis has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  The execution and delivery of this Agreement and the performance by Valentis of its obligations hereunder have been authorized by all requisite corporate action on its part.  This Agreement has been validly executed and delivered by Valentis.  Assuming that this Agreement has been duly authorized, executed and delivered by Medarex, this Agreement constitutes a valid and binding obligation of Valentis, enforceable against Valentis in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and general principles of equity; and (b) laws limiting the availability of specific performance, injunctive relief or other equitable remedies. None of the following:  the execution and delivery of this Agreement by Valentis, the performance by Valentis of its obligations under this Agreement or the consummation of the Acquisition, knowingly:

(i)            violates the certificate of incorporation, by-laws or other organizational documents of Valentis;

(ii)           conflicts in any respect with or results in a violation or breach of, or constitutes a default under, any contract, agreement or instrument to which Valentis is a party or by which Valentis or any Acquired Asset is bound, or results in the creation or imposition of any Lien upon any Acquired Asset;

(iii)          conflicts or violates with any existing law (including common law), statute, rule, regulation, ordinance, judgment, order or decree (each, a “Law”) applicable to Valentis or the Acquired Assets; or

(iv)          materially impairs Valentis’ ability to consummate the transactions contemplated hereby or materially delays the consummation of the transactions contemplated hereby.

(b)           No filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the consummation by Valentis of the transactions contemplated by this Agreement.

Section 2.03     Title to Assets (a)     As of the Effective Date of this Agreement, and subject to the rights held by Vanderbilt University to certain Patents that Medarex acknowledges were fully disclosed to Medarex heretofore as addressed in a letter from Valentis to Vanderbilt, containing a signed acknowledgement from Vanderbilt, attached as Exhibit E to this Agreement, Valentis and/or its Affiliates have good and valid title to all of the Acquired Assets, in each case, free and clear of all Liens and Valentis and/or its Affiliates are the sole legal and beneficial owner of the Acquired Assets and have the right to sell them to Medarex in accordance with this Agreement.

(b)           Valentis and/or its Affiliates have the sole and exclusive right to enforce, license or transfer, without payment to any Third Party, each item of the Acquired Assets.

Section 2.04     Intellectual Property Rights

(a)         Except as set forth herein, neither Valentis nor any of its Affiliates has granted any option, license or right to use any of the Acquired Assets.

(b)        Valentis has no knowledge of any claim made against Valentis or brought by any Third Party arising from the Acquired Assets as of the Effective Date of this Agreement.

Section 2.05     Material Facts Neither this Agreement nor any written statement or certificate furnished in connection herewith or any of the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact that is necessary in order to make the statements contained herein and therein, in the light of the circumstances under which they are made, not misleading.  There are no facts that affect, or in the future might reasonably be expected to affect, adversely the Acquired Assets in any material respect that is not set forth in this Agreement.

Section 2.06     No Proceedings There are no proceedings pending or, to the Knowledge of Valentis, threatened against Valentis which would reasonably be expected to affect Valentis’ ability to consummate the transactions contemplated by this Agreement.

Section 2.07     Brokers or Finders Neither Valentis nor its Affiliates have retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

Section 2.08     Disclaimer

Except as expressly set forth in this Agreement, the Acquired Assets assigned by Valentis pursuant to this Agreement are provided “AS IS” without any warranty, express, implied or statutory and Valentis expressly disclaims any warranty of non-infringement, fitness for a particular purpose or merchantability with respect to any Acquired Asset assigned or delivered pursuant to this Agreement.  This Disclaimer is an essential part of the bargain between Valentis and Medarex.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MEDAREX

Medarex represents and warrants to Valentis as follows:

Section 3.01     Organization Medarex is duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Medarex has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.

Section 3.02     Authority; Execution and Delivery; Enforceability  The execution and delivery of this Agreement and the performance by Medarex of its obligations hereunder have been authorized by all requisite corporate action on the part of Medarex.  This Agreement has been validly executed and delivered by Medarex.  Assuming that this Agreement has been duly authorized, executed and delivered by Valentis, this Agreement constitutes a valid and binding obligation of Medarex, enforceable against Medarex in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors’ rights generally and general principles of equity; and (b) law limiting the availability of specific performance, injunctive relief or other equitable remedies.

(a)           None of the following: execution and delivery of this Agreement by Medarex, the performance by Medarex of its obligations under this Agreement or the consummation of the Acquisition:

(i)            violates the certificate of incorporation, by-laws or other organizational documents of Medarex ;

(ii)           conflicts in any respect with or results in a violation or breach of, or constitutes a default under, any material contract, agreement or instrument to which Medarex is a party or by which Medarex is bound;

(iii)          conflicts or violates with any existing Law applicable to Medarex;  or

(iv)          materially impairs Medarex’s ability to consummate the transactions contemplated hereby or materially delays the consummation of the transactions contemplated hereby.

(b)           No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Medarex of the transactions contemplated by this Agreement.

Section 3.03     Brokers or Finders Neither Medarex nor its Affiliates have retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

Section 3.04     No Proceedings There is no proceedings pending or, to the knowledge of Medarex, threatened against Medarex which would reasonably be expected to affect Medarex’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE IV.

COVENANTS

Section 4                Conditions to Closing

(a)           Conditions to Medarex’s Obligations.  The obligations of Medarex under this Agreement shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Medarex may expressly waive the same in writing:

(i)            Accuracy of Representations and Warranties on Closing Date.  The representations and warranties made herein by Valentis shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

(ii)           Compliance.  As of the Closing Date, Valentis shall have compiled in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations imposed on Valentis and required to be performed or complied with by Valentis at, or prior to, the Closing Date.

(iii)          Delivery of the Acquired Assets.  Valentis shall have made the Acquired Assets available to Medarex as set forth in this Agreement.

(iv)          Delivery of Closing Documents.  Valentis shall have delivered, and Medarex shall have received, the documents described in this Agreement, including the Exhibits.

(b)           Conditions to Valentis’ Obligations   The obligations of Valentis hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Valentis may expressly waive the same in writing:

(i)            Accuracy of Representations and Warranties on Closing Date.  The representations and warranties made herein by Medarex shall be true and correct in all material aspects, and not misleading in any material aspect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

(ii)           Compliance.  Medarex shall have complied in all material respects with, and shall have fully performed, the terms, conditions, covenants and obligations of this Agreement imposed thereon to be performed or complied with by Medarex at, or prior to, the Closing Date.

(iii)          Payment.  Medarex shall have transmitted by wire transfer and Valentis shall have received payment of the Purchase Price in accordance with this Agreement.

Section 4.01           Property Transfer Taxes Except as otherwise provided herein, any fees, charges, Taxes or other payments required to be made to any Governmental Entity in connection with the transfer of the Acquired Assets pursuant to the terms of this Agreement (collectively, “Transfer Taxes”) shall be paid by Valentis.  Valentis and Medarex shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required with respect to any Taxes payable in connection with the transfer of the Acquired Assets.

Section 4.02           Further Assurances; Etc. Each Party shall, from time to time after the Closing and without additional consideration (except as otherwise expressly set forth in this Agreement), execute and deliver such further instruments and take such other commercially reasonable action as may be reasonably requested by the other Party to make effective the transactions contemplated by this Agreement.

(a)           From and after the Closing Date, neither Valentis nor any of its Affiliates shall make any use of the Acquired Assets.  Valentis shall hold harmless and indemnify Medarex, and its respective officers, director, employees, agents, successors and assigns, against: (i) any claims, actions, judgments or awards arising out of or relating to Valentis’ activities in connection with the Acquired Assets on or prior to the Closing Date; or (ii) a Valentis breach of any representation, warranty, covenant or agreement in this Agreement or in any certificate or instrument delivered pursuant hereto; provided that Valentis shall have no obligation for any claim arising from any use of the Acquired Assets by Medarex after the Closing Date due to any clinical research, non-clinical research or commercial use by Medarex, or modification of the Acquired Assets by or for Medarex, or the sale of license of the Acquired Assets by Medarex.

(b)           Valentis shall take no action, at any time, to disparage or diminish the value of the Acquired Assets.

(c)           Medarex shall hold harmless and indemnify Valentis, its respective officers, directors, employees, agents, successors and assigns, against: (i) any claims, actions, judgments or awards arising out of or related to Medarex’s use of the Acquired Assets following the Closing Date due to any clinical research, non-clinical research,or commercial use by Medarex, or modification of the Acquired Assets by or for Medarex, or the sale or license of the Acquired Assets by Medarex; or (ii) a Medarex breach of any representation, warranty, covenant or agreement in this Agreement or in any certificate or instrument delivered pursuant hereto; provided that Medarex shall have no obligation for any claim arising from any use of the Acquired Assets by Valentis on or prior to the Closing Date, including any obligation for the activities of Valentis’ employees, Affliates, suppliers, agents, contractors, distributors or customers.

Section 4.03           No Use of Valentis Names Except for the Medarex’s use of tradenames included in Exhibit A as part of the Acquired Assets and Medarex’s use of any Supplies provided to Medarex by Valentis which relate to the Acquired Assets and/or are listed in the Exhibits to this Agreements, Medarex shall not use any signs or stationery, purchase order forms, packaging, labeling or other similar items or supplies, advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the “Supplies”) that include or contain any trademark, trade names, service mark or corporate or business names of Valentis or its Affiliates (or any logo, variation or derivative thereof) (collectively, “Valentis Names”).  Nothing in this Section 4.03 shall be deemed as transferring any rights in, to or under the Valentis Names.

Section 4.04           Bulk Transfer Laws Valentis and its Affiliates, and successor(s) of Valentis and its Affiliates shall hold harmless indemnify Medarex and its Affiliates, and its respective officers, directors, employees, agents, successors and assigns against any non- compliance by Valentis and its Affiliates, and successor(s) of Valentis and its Affiliates, with the provisions of any so-called “bulk transfer law” and/or for any claims of the creditors of Valentis and its Affiliates, and successor(s) of Valentis and its Affiliates of any jurisdiction in connection with the sale of the Acquired Assets to Medarex.  Valentis and its Affiliates, and successor(s) of Valentis and its Affiliates shall hold harmless and indemnify Medarex and its Affiliates, and its respective officers, directors, employees, agents, successors and assigns for any tax liability that results from any such non-compliance or claims of creditors.

Section 4.05           Post-Closing Cooperation

(a)           Medarex and Valentis shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, after the Closing Date, to ensure the orderly transition of the Acquired Assets from Valentis to Medarex.

(b)           Neither Party shall be required by this Section 4.05 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

Section 4.06           Press Releases and Public Announcements

Neither Party shall issue any press release or make any disclosure or public announcement relating to the financial terms of this Agreement or the identity of the other Party without the prior written approval of the other Party, which shall not be unreasonably withheld.

Section 4.07           Survival of Covenants

Each of the covenants set forth in Article IV and all covenants, representations and warranties, including indemnity obligations, made in the Agreement, shall survive the Closing Date.

ARTICLE V.

INDEMNIFICATION PROCESS

In the case of any claim asserted by a Third Party against a Party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.  In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand with the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this section and the records of each shall be available to the other with respect to such defense.

ARTICLE VI.

LIMITATION OF LIABILITY

Section 6.01           Disclaimer of Consequential Damages.  NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS, INDIRECT, SPECIAL, CONSEQUENTIAL or INCIDENTAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF FORM OR THEORY OF LAW OR OTHERWISE EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY.

Section 6.02           Liability Cap Between the Parties.  Except in the case of the Parties indemnity obligations to one another, as set forth in Article 4  and Article V of this Agreement,, the total cumulative liability of either Party to the other shall not exceed the total amount of the Purchase Price paid to Valentis, i.e., Medarex’s total cummulative liability to Valentis shall not exceed Two Hundred and Fifty Thousand Dollars ($250,000) U.S. and Valentis’ total cumulative liability to Medarex shall not exceed Two Hundred and Fifty Thousand Dollars ($250,000) U.S..

ARTICLE VII.

MISCELLANEOUS

Section 7.01           Notices Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered post, nationally recognized overnight courier or confirmed facsimile transmission to a Party (followed by hard copy by mail) or delivered in person to a Party at the address or facsimile number set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

(a)           if to Valentis, to:

Valentis, Inc.
863A Mitten Road
Burlingame, CA  94010
Attention : CEO, President
Facsimile No: (650) 652-1990

with a required copy to:

the arts and technology law group
Three Embarcadero Center, Suite 600
San Francisco, CA  94111
Attention: Gregory Alan Rutchik, Esq.
Facsimile No: (415) 399-9444

(b)           if to Medarex, to:

MEDAREX, Inc.
707 State Road
Princeton, NJ 08540
Attn: General Counsel
Facsimile No: 609-430-4215

with a required copy to:

Contracts Administrator at Medarex at the same address and facsimile number.

Any such notice or other document shall be deemed to have been received by the addressee three (3) Business Days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery thereof.

Section 7.02           Definitions; Interpretation Certain capitalized terms used in this Agreement shall have the meanings assigned to them throughout the Agreement.  In addition,  for purposes of this Agreement, the following terms shall be defined in accordance with the definitions provided below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. A Person shall be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever, provided, however, that for purposes of this Agreement, the term “Affiliate” shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the Board of Directors, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) any other day on which commercial banks in New York City are authorized or required by law to close.

“Materials” shall mean the cell lines, antibodies and purified protein solely as expressly described in Exhibit C.

“Closing” shall mean the date on which Valentis, on the terms and conditions of this Agreement, sells, assigns, transfers, conveys and delivers to Medarex, free and clear of all encumbrances, and Medarex purchases from Valentis, all of the right, title and interest in, to and under the Acquired Assets, for the Purchase Price.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Governmental Entity” shall mean any federal, state, local or non-United States government, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality or any United States or non-United States court of competent jurisdiction.

“Knowledge of Valentis” shall mean the actual knowledge of the executive officers of the Company after due inquiry.  The term “due inquiry” shall mean such inquiry by the applicable person as such person would normally be reasonably expected to make in the ordinary course of his or her regular and usual duties as an owner, director, officer of key employee of a corporation.

 “Liabilities” means any past, present or future known or unknown (asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due) debt, obligation, duty or liability of any nature (including any liability for Taxes or Liens and any, undisclosed, unfixed, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability)

pertaining to Valentis, relating to Valentis’ business activity in connection with the Acquired Asset and/or relating to the Acquired Asset itself, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis.

“Lien(s)” shall mean any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Party” shall mean Valentis or Medarex and, when used in the plural, shall mean Valentis and Medarex and in the case of both parties shall include its Affiliates.

“Patents” shall mean all patents and patent applications, and all additions, divisions, continuations, continuations-in-part, substitutions, reissues, extensions, registrations and renewals.

“Person” shall mean any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

“Retained Information” shall mean those books and records prepared and maintained by Valentis and all Tax records.

“Tax Return” shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the Acquired Assets.

“Taxes” shall mean any and all taxes, charges, fees, tariffs, imports, required deposits, levies or other like assessments, including, but not limited to, transfer, income, profits, net worth, asset, value added transactions, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, social security, capital stock and franchise taxes, imposed by any Governmental Entity.

“Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

(a)           In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)           The definitions of the terms used in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Any reference to dollars shall mean United States dollars.  In this Agreement, the words “include”,  “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, in this Agreement (i) any definition of or reference to any agreement, instrument or other document in this Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference in this Agreement to any Person shall be construed to include the Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references in this Agreement to Articles, Sections, Exhibits shall be construed to refer to Articles, Sections, and Exhibits of this Agreement.

Section 7.03           Descriptive Headings The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.04           Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other Party.

Section 7.05           Entire Agreement This Agreement, along with the Exhibits hereto and thereto contain the entire agreement and understanding between the parties hereto with respect to the Acquisition and supersede all prior agreements and understandings relating to the Acquisition.  Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants other than as specifically set forth in this Agreement.

Section 7.06           Fees and Expenses Except as otherwise expressly provided in this Agreement, regardless of whether or not any of the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

Section 7.07           Governing Law This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the conflicts of law principles of such state, and, where appropriate, applicable federal law.

Section 7.08           Assignment Neither Party may transfer or assign this Agreement, directly or indirectly, or any of its rights hereunder without the prior written consent of the other Party, other than (a) to one or more Affiliates or (b) to a successor in connection with the transfer or sale of all or substantially all of its business relating to the subject matter of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

Section 7.09           Amendments and Waivers This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.  By an instrument in writing, Medarex, on the one hand, or Valentis, on the other hand, provided by one Party to the other Party, each respective Party may waive the compliance of the other Party required under this Agreement with respect to any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

Section 7.10           Successors and Assigns This Agreement shall be binding upon and inure solely to the benefit of the Parties, their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Third Party any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11           Severability In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein or therein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto and thereto shall be enforceable to the fullest extent permitted by law.

Section 7.12           Governing Law; Consent to Jurisdiction  This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles.  Each of Medarex and Valentis submits to the jurisdiction of California for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of Medarex and Valentis agrees to commence any such action, suit or proceeding in the San Francisco, California.  Each of Medarex and Valentis waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby hereby agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.13           Non-waiver Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed, except if an express written waiver was authorized by such Party, to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

Costs.  Each Party agrees to indemnify and keep indemnified the other Party against any and all reasonable legal costs and/or expenses incurred by the other Party as a result of any breach of this Agreement by the indemnifying Party.

Equitable Relief.  Each Party agrees that on any breach of this Agreement by it, the other Party shall be entitled to any appropriate injunctive and/or other equitable relief in relation to such breach.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VALENTIS, INC. (on behalf of itself and as agent for its Affiliates)

By:	/s/ Ben McGraw
Name: Ben McGraw
Title: President & Chief Executive Officer

MEDAREX, INC.

By:	/s/ Ron Pepin
Name: Ron Pepin
Title: Senior Vice President, Business Development

EXHIBIT A

LIST OF PATENTS

For each Item (a – h) below, Valentis shall deliver to Medarex the following Acquired Assets:

List of inventor contact information and attorney/agent contact information

 Original physical patent files, including non-privileged communications with law firm, file histories and related cases that have been abandoned or lapsed.  Electronic copy of specifications, figures and miscellaneous electronic documents where available

Inventions disclosures and supporting material

a.                                       US Patent No. 7,041,801(09/237,981) “Antibodies Binding to Polypeptides encoded by Developmentally-Regulated Endothelial Cell Locus-1”

b.                                      US Patent No. 5,874,562 (08/480,229) “Nucleic Acid Encoding Developmentally Regulated Endothelial Cell Locus-1”

c.                                       U.S. Patent No. 5,877,281

d.                                      U.S. Patent Application Serial No. 08/659,235

e.                                       WO96/40769 (evolved)

f.                                         CA2,224,012(pending)

g.                                      EP96919201.2, pub. as EP854883, (pending)

h.                                      JP09-501771 (1997), pub. as JP 11-507527, A (1999), (pending)

EXHIBIT B

CONTRACTS and LICENSE AGREEMENTS

License Agreement between Vanderbilt University and Progenitor, Inc.
(dated July 17, 1995)
(containing the assignment of patents/patent applications from Progenitor to Vanderbilt)

Amendment to License Agreement between Vanderbilt University and Progenitor, Inc., Dated July 17, 1995
(dated March 22, 1999)
(containing the acquisition by Valentis (formerly named Megabios) of the Progenitor interest)

EXHIBIT C

Materials

Product Name	Lot Number	Concentration	Quantity
Mu Del- 1 Protein	BS R010054	1mg/ml	1 vial
Hu Del-1 Antibody	15B.6H4	7mg/ml	17 vials/1ml
6 vials/ 100µl
9 vials/50µl
	BA 1,2-5E4-6F7-1C07	1.8mg/ml	32 vials
	BA 1,2-5E4-1A01	1.04mg/ml	32vials
Mu Del-1 Antibody	Clone 2.23 E5-2G8	1mg/ml	3 vial/200µl
1 vial/500µl
	Clone 2.26 E7-1B8	0.95mg/mL	3 vials/1ml
1 vial/200µl
	Clone 2.23 H102-E12	0.6mg/ml	2 vials/200µl
1 vial/100µl
	Clone 2G8	1mg/ml	8vials/100µl
8vials/1ml
Hu Del-1 Protein	DJJ	0.3mg/ml	6 vials/500µl
	BDS 100505		8 ml
Del-1 minor stock plaque virus	51198 clon		9 clones
RAD mutant	51898		9 clones
Del-1 major stock plaque virus	5/11/1998		15 vials
Del-1 major Baculovirus	092398MGR		1 vial
RAD Baculovirus	82098		4 vials
Mudel-1 protein			3 vials
Del-1 major HTS Baculovirus	5/19/1998		1 vial
Hu Del-1 pree bleed from BALBC	11/4/2003		5 vials
	12/22/2003		5 vials
	1/19/2004		5 vials
	6/30/2004		4 vials
	8/5/2004		4 vials
	9/7/2004		4 vials
	6/9/2005		5 vials
	7/18/2005		5 vials
	8/14/2005		5 vials
Hu Del-1 BA 1,2 5EO4	1A01		~3-5ml ea
1B10
1EO1
neg contrl
Hu Del-1BA 1,2 6F07	2E1O
2G08
1C07
neg contrl
Baculovirus stock pDL	pDL 1809 LX-1-3		9 viials
	Negative Control		1 vial
	Positive Control		1 vial

Product Name	Lot Number	Concentration	Quantity
Mouse Del-1 fusion	1A3		~2ml
1A4
1A7
1B3
1C1
1C12
1E 12
1G11
1H3
4A5
4C11
4E 10
5G6
6G8
7E 8
7G10
8A2
8A9
8B1
8H7
8H9
8H10
9A8
9A9
8D3
8F1
8F12
8G2
8H5
9A12
9B2
9B6
9D11
9F11
9H8
10B10
10C2
10C3
10E 2
10H2
10H6
10H7
10H9
11H3
11H7
12E 1
13E 1

Product Name	Lot Number	Concentration	Quantity
13E 2
14D6
11D9
11D1 control,term bleed
Frozen plasmid	PCPG MCS J.3x2
PCPG MCS K.3x2
PCPG MCS Cx2
PCPG LAC ZJ.3.1x2
PCPG DL 1821 B3x2
PCPG DL 1821 B5x2
A1-12-LacZ-PDL 1817A
A1-12-LacZ-PDL 1817B
PCPGDL1821 BS Clone
PCPGUCSB X2
D11SPDL187A1-1-2
A2-1-1LACZ-A2-PDL1817B
PDL1817C-1
PDL1817B-1
PDL1817A-1
PCPGDL1821B3-L1X2
PCPGDL1821B3J1
Plasmid reagents	GS 1694		5 vials
	PAP 1166		3 vials
	PAP 1205		3 vials
MAB huDEL-1-BA-1.1	Negative Control		~10- 15ml ea
1B08 fusion product
1G04 fusion product
1G05 fusion product
4D10 fusion product
4G09 fusion product
5C07 fusion product
5E04 fusion product
5E05 fusion product
5H07 fusion product
5H11 fusion product
6A08 fusion product
6A12 fusion product
6C11 fusion product
6D07 fusion product
6D10 fusion product
6E07 fusion product
6F07 fusion product
6F09 fusion product
6G10 fusion product
7E08 fusion product
7H08 fusion product
8A05 fusion product

Product Name	Lot Number	Concentration	Quantity
8A06 fusion product
8D08 fusion product
8D10 fusion product
8E10 fusion product
8F05 fusion product
8G01 fusion product
8G09 fusion product
9F01 fusion product
9F09 fusion product
9G09 fusion product
10A10 fusion product
10E11 fusion product
10G04 fusion product
11A01 fusion product
11A04 fusion product
11A10 fusion product
11B07 fusion product
11C10 fusion product
11F06 fusion product
11H11 fusion product
12B01 fusion product
12C04 fusion product
12C09 fusion product
12D12 fusion product
12F09 fusion product
13A02 fusion product
13C02 fusion product
13C06 fusion product
13D04 fusion product
13F11 fusion product
13F12 fusion product
13G01 fusion product
13G07 fusion product
14A01 fusion product
14A10 fusion product
14A11 fusion product
14C09 fusion product
14D04 fusion product
14E12 fusion product
14F06 fusion product
14F12 fusion product
14H02 fusion product
14H04 fusion product
15A09 fusion product
15C04 fusion product
15C05 fusion product
15C09 fusion product

Product Name	Lot Number	Concentration	Quantity
15E09 fusion product
15F11 fusion product
15H09 fusion product
16A11 fusion product
16B11 fusion product
16C09 fusion product
16C11 fusion product
16D12 fusion product
16E11 fusion product
16F10 fusion product
16F12 fusion product
16G09 fusion product
16H07 fusion product
16H08 fusion product
16H09 fusion product
16H10 fusion product
17F09 fusion product
17G06 fusion product
17G09 fusion product
18G10 fusion product
19A05 fusion product
19A11 fusion product
20D01 fusion product

EXHIBIT D

BILL OF SALE AGREEMENT

This Bill of Sale Agreement (the “Agreement”) is made as of      day of January, 2007, by and between Valentis, Inc., a Delaware corporation (the “Seller”) and Medarex, Inc., a New Jersey corporation (the “Buyer”).  Seller and Buyer are parties to a certain Asset Purchase Agreement dated  January 15      , 2007 (the “Asset Purchase Agreement”). Capitalized terms used without definitions herein shall the meanings ascribed to such terms in the Asset Purchase Agreement.

1.                                       Sale and Purchase of Acquired Assets.  Pursuant to the Asset Purchase Agreement, Buyer on the date hereof purchased the Acquired Assets from Seller.  In accordance with and subject to the terms and conditions set forth in the Asset Purchase Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, Seller does hereby sell, assign, bargain, transfer, convey and deliver unto Buyer all of its right, title and interest in and to the Acquired Assets.

2.                                       No Assumed Liabilities.  In accordance with and subject to the terms and conditions set forth in the Asset Purchase Agreement, Buyer does not agree to assume or pay any Liabilities or any other debts, obligations or Liabilities of Seller not expressly assumed by Buyer in the Asset Purchase Agreement.

3.                                       Cooperation.  Buyer and Seller agree to cooperate with each other to execute and deliver such other documents and instruments and to do such further acts and things as may be reasonably requested by the other to evidence, document or carry out the sale of the Acquired Assets and the assumption of no assumed Liabilities.

4.                                       Effect of Agreement.  Nothing in this Agreement shall, or shall be deemed to, modify or otherwise affect any provisions of the Asset Purchase Agreement or affect the rights of the parties under the Asset Purchase Agreement.  In the event of conflict between the provisions hereof and the provisions of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern and control.

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be executed on the date first written above.

SELLER:	BUYER:

Valentis, Inc.	Medarex, Inc.

By:	By:

Title:	Title:

EXHIBIT E

Valentis Letter Head

By Facsimile (615-343-0488) and First Class US Mail

Office of Technology Transfer

Vanderbilt University

405 Kirkland Hall

Nashville, TN 37240

Re:  Notice of Assignment of Del-1 Patent Rights and License Agreement

To whom it may concern:

As you know, Valentis, Inc. currently retains right, title and interest to the Del-1 inventions (“Del-1 Inventions”), as they are identified in the license agreement dated July 17, 2005, and as amended between Valentis, Inc., (f/k/a Progenitor, Inc.) and Vanderbilt University (“Agreements”).

This shall serve as notice that Valentis, Inc. is assigning to Medarex, Inc. its equal, undivided and exclusive right, title and interest relating to the Del-1 Inventions, and assigning the Agreements themselves, provided the anticipated closing between Valentis, Inc. and Medarex occurs (“Closing Date”).

Medarex, Inc., in its agreement with Valentis, Inc. will expressly assume, in writing, performance of all terms and conditions of the Agreements.

After the Closing Date, Vanderbilt University should kindly cease interfacing with Valentis, Inc. regarding the Del-1 Inventions and should direct any and all information, correspondence and the like concerning the Del-1 Inventions to:  Medarex, Inc., Business Development Department, 707 State Road, Princeton, NJ 08540, Attn: Melinda Shockley.

Please sign and date and return to me by facsimile with the original by US mail in acknowledgement of the foregoing.

Thank you.

Valentis, Inc.

Benjamin McGraw

CEO

READ AND ACKNOWLEDGED:

Vanderbilt University

By:

Print Name:

Title:

Date:

Please fax to Valentis at 650.652.1990 attention Mary Lou Froese and send original by postpaid, first class, registered or certified mail to Valentis at 863A Mitten Road, Burlingame, CA 94402.  Thank you.

Confidential

This shall serve as notice that Valentis is assigning to Medarex, Inc. its equal, undivided and exclusive right, title and interest relating to the Del-1 inventions, as detailed in the relevant agreements (the “Agreements”), as amended, between Valentis and Vanderbilt University, and assigning the Agreements themselves,  provided the anticipated closing between Valentis and Medarex is consummated (“Closing Date”).

In accordance with the Agreements, Medarex, Inc., in its agreement with Valentis, will expressly assume, in writing, performance of all terms and conditions of the Agreements.

After the Closing Date, Vanderbilt University should cease interfacing with Valentis regarding the Del-1 inventions and should direct any and all information, correspondence and the like concerning the Del-1 inventions to   Medarex, Inc., Business Development Department, 707 State Road, Princeton, NJ 08540, Attn: Melinda Shockley.

READ AND ACKNOWLEDGED:

Vanderbilt University

By:

Print Name:

Title:

Date:

(Vanderbilt: Please fax to Valentis at              and send original by postpaid, first class, registered or certified mail to Valentis.  Thank you.